Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$5,000,000.00	$606.00

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-223208

June 28, 2019

PRICING SUPPLEMENT

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018,

Equity Index Underlying Supplement dated February 26, 2018 and

ETF Underlying Supplement dated February 26, 2018)

HSBC USA Inc.

$5,000,000 Enhanced Averaging Buffered Notes

▶	Enhanced Averaging Buffered Notes Linked to a basket consisting of the S&P 500® Index (45.00%), the S&P MidCap 400® Index (20.00%), the iShares® MSCI EAFE ETF (12.50%), the iShares® Russell 2000 ETF (10.00%), the iShares® U.S. Real Estate ETF (6.50%) and the iShares® MSCI Emerging Markets ETF (6.00%)

▶	Maturity of 4.5 years

▶	If the Final Basket Value is greater than or equal to 80% of the Initial Basket Value, 1.46x uncapped exposure to any positive Average Reference Return of the Reference Asset based on the average Official Closing Values of the Reference Asset Components on the four Observation Dates beginning March 28, 2023

▶	If the Final Basket Value is less than 80% of the Initial Basket Value, 1.25-to-1 exposure to any decreases of the Reference Asset beyond 20% as of the Final Valuation Date, with a potential loss of 100% of principal

▶	The Notes do not guarantee any return of principal, and you could lose all of your investment

▶	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Enhanced Averaging Buffered Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement, or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement, and page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is $990.80 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000	$0	$1,000
Total	$5,000,000	$0	$5,000,000

1 Neither HSBC USA Inc. nor any of its affiliates will pay any underwriting discounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-17 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Enhanced Averaging Buffered Notes

Linked to a Basket Consisting of the S&P 500® Index, the S&P MidCap 400® Index, the iShares® MSCI EAFE ETF, the iShares® Russell 2000 ETF, the iShares® U.S. Real Estate ETF and the iShares® MSCI Emerging Markets ETF

The offering of Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the Reference Asset Components. The Notes are a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	An unequally weighted basket consisting of the following two indices and four ETFs (each a “Reference Asset Component” and together, the “Reference Asset Components”): the S&P 500® Index (ticker: “SPX”), the S&P MidCap 400® Index (ticker: “MID”), the iShares® MSCI EAFE ETF (ticker: “EFA”), the iShares® Russell 2000 ETF (ticker: “IWM”), the iShares® U.S. Real Estate ETF (ticker: “IYR”) and the iShares® MSCI Emerging Markets ETF (ticker: “EEM”)
Component Weightings:	45.00% for the SPX, 20.00% for the MID, 12.50% for the EFA, 10.00% for the IWM, 6.50% for the IYR and 6.00% for the EEM
Trade Date:	June 28, 2019
Pricing Date:	June 28, 2019
Original Issue Date:	July 3, 2019
Final Valuation Date:	December 28, 2023. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	January 3, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Observation Dates:	The 28th of March, June, September and December starting on March 28, 2023 and ending on the Final Valuation Date. There will be a total of four Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day as to any Reference Asset Component, the next scheduled trading day will be that Observation Date for that Reference Asset Component. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes–Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Payment at Maturity per Note:

If the Final Basket Value is greater than or equal to the Buffer Value:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value:

$1,000 + $1,000 × [(a) (Final Reference Return + 20%) × Downside Leverage Factor + (b) (Average Reference Return x Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Upside Participation Rate:	146%
Buffer Value:	80% of the Initial Basket Value
Downside Leverage Factor:	100/80 or 125%

PS-2

Average Reference Return:	The quotient, expressed as a percentage, calculated as follows: Average Basket Level – Initial Basket Value Initial Basket Value The Average Reference Return is floored at zero.
Final Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value:	100
Average Basket Level:	The Average Basket Level will be calculated as follows: 100 × (1 + (the sum of each Average Component Return multiplied by its respective Component Weighting))
Average Component Return:

For each of the Reference Asset Components, the Average Component Return refers to the average return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Average Component Value, as follows:

Average Component Value – Initial Component Value

          Initial Component Value

Final Basket Value:	The Final Basket Value will be calculated as follows: 100 × (1 + (the sum of each Final Component Return multiplied by its respective Component Weighting))
Final Component Return:

For each of the Reference Asset Components, the Final Component Return refers to the final return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Value of that Reference Asset Component to its Final Component Value, as follows:

Final Component Value – Initial Component Value

          Initial Component Value

Initial Component Value:	2,941.76 with respect to the SPX, 1,945.51 with respect to the MID, $65.73 with respect to the EFA, $155.50 with respect to the IWM, $87.31 with respect to the IYR and $42.91 with respect to the EEM, each of which was its Official Closing Value on the Pricing Date.
Average Component Value:	The Average Component Value for each Reference Asset Component is equal to the arithmetic average of its Official Closing Values on each of the four Observation Dates.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date.
Official Closing Value:	The Official Closing Level or Official Closing Price, as applicable, of the relevant Reference Asset Component on any scheduled trading day.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40435UQR8 / US40435UQR85
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

PS-3

GENERAL

This document relates to the offering of Notes. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018, the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this document, beginning on page S-1 of the prospectus supplement, beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Final Basket Value is greater than or equal to the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return x Upside Participation Rate)

If the Final Basket Value is less than the Buffer Value, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + $1,000 × [(a) (Final Reference Return + 20%) × Downside Leverage Factor + (b) (Average Reference Return × Upside Participation Rate)]

If the Final Basket Value is less than the Buffer Value, you may lose up to 100% of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor and Reference Issuer

The reference sponsor for the SPX and the MID is S&P Dow Jones Indices LLC. The reference issuer for the EFA, IWM, IYR and EEM is iShares, Inc.

PS-4

INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with leveraged returns linked to the potential positive average performance of the Reference Asset and you believe that the level of the Reference Asset will increase over the term of the Notes.

▶	You are willing to make an investment that is exposed to the negative Final Reference Return on a 1.25-to-1 basis for each percentage point that the Final Reference Return is less than -20%, and you understand that the Downside Leverage Factor may magnify your losses up to a 100% loss of your investment.

▶	You are willing to forgo dividends or other distributions paid on each of the applicable Reference Asset Components or the stocks included in or held by the Reference Asset Components.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Final Basket Value will be less than the Buffer Value or that the Average Reference Return will not be sufficiently positive to provide you with your desired return.

▶	You are unwilling to make an investment that is exposed to the negative Final Reference Return on a 1.25-to-1 basis for each percentage point that the Final Reference Return is less than -20%, and you do not understand that Downside Leverage Factor may magnify your losses up to a 100% loss of your investment..

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on each of the applicable Reference Asset Components or the stocks included in or held by the Reference Asset Components.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

PS-5

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the IYR or in any of the stocks comprising or held by any Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“— Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“— General Risks Related to Indices” in the Equity Index Underlying Supplement; and

▶	“— General Risks Related to Index Funds” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Basket Value from the Initial Basket Value beyond the Buffer Value on a leveraged basis, which will magnify your losses. Accordingly, if the Average Reference Return is negative, you will lose 1.25% of the Principal Amount for each 1% that the Final Basket Value is less than the Buffer Value, with 100% of your Principal Amount at risk. Even if the Average Reference Return is positive, if the Final Basket Value is less than the Buffer Value, you may lose a significant portion your Principal Amount at maturity.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Average Basket Level may be less than the Final Basket Value.

The Average Basket Level is calculated by reference to the average of the Official Closing Values of the Reference Asset Components on the Observation Dates, and may be less than the Final Basket Value. As a result, your return on the Notes may be less than you would receive if the Payment at Maturity was based solely on the Official Closing Values of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Values of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Values of the Reference Asset Components on any previous Observation Dates, in that those values will affect the Payment at Maturity.

The amount payable on the Notes is not linked to the values of the Reference Asset Components at any time other than on the Observation Dates, including the Final Valuation Date.

The Average Basket Level and the Final Basket Value will be based on the Official Closing Values of the Reference Asset Components on each of the Observation Dates and the Final Valuation Date, respectively, subject to postponement for non-trading days and certain Market Disruption Events. Even if the values of the Reference Asset Components appreciate during the term of the Notes on days other than the Observation Dates, including the Final Valuation Date, but then decrease on one or more of the Observation Dates, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the values of the Reference Asset Components prior to such decrease. Although the actual levels of the Reference Asset Components on the Maturity Date or at other times during the term of the Notes may be higher than their respective Average Component Values or Final Component Values, the Payment at Maturity will be based solely on the Official Closing Value of each Reference Asset Component on each of the Observation Dates, including the Final Valuation Date.

A change in the value of one or more Reference Asset Components may be offset by a change in the values of the other Reference Asset Components.

A change in the value of one or more Reference Asset Components as of each Observation Date, including the Final Valuation Date, may not correlate with a change in the values of the other Reference Asset Components. The value of one or more Reference Asset Components may increase, while the values of the other Reference Asset Components may not increase as much, or may even decrease. Therefore, in calculating the value of the Reference Asset, an increase in the value of one or more Reference Asset Components may be moderated, or wholly offset, by lesser increases or decreases in the values of the other

PS-6

Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components. Changes in the level of the SPX, which is more heavily weighted in the Reference Asset, will have a larger impact than changes in the values of the other Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents may affect the values of the Reference Asset Components. The policies of the reference sponsor or reference issuer with respect to the calculation of the Reference Asset Components could also affect the values of the Reference Asset Components. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Reference Asset Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If HSBC Securities (USA) Inc. were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

PS-7

Small- and mid-capitalization risk.

The IWM invests in companies that may be considered small-capitalization companies and the MID tracks companies that may be considered mid-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization and mid-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization and mid-capitalization companies may be thinly traded, making it difficult for the IWM to invest in them or MID to track them. In addition, small-capitalization and mid-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization and mid-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The value of the EFA and EEM depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.These factors may adversely affect the performance of the EFA or the EEM and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities that are held by the EEM and those that comprise the EFA are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the EEM and the EFA, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

Risks associated with emerging markets.

An investment in the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Securities linked to the IYR are subject to risks associated with the real estate industry.

Most of the securities, if not all, held by the IYR are issued by companies involved directly or indirectly in the real estate industry. The value of real estate and, consequently, companies involved in the real estate industry may be affected by many complex factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the prices of securities held by the IYR and, consequently, may adversely affect the price of the IYR and the value of the Notes.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the

PS-8

economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-9

Illustrative Examples

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Reference Asset relative to its Initial Basket Value. We cannot predict the Official Closing Values of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples are based on the following terms:

▶	Principal Amount:	$1,000
▶	Upside Participation Rate:	146.00%

The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

Example 1: The Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is 5%.

Average Reference Return:	5.00%
Payment at Maturity:	$1,073.00

In this example, the Payment at Maturity would be $1,073.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% × 146.00%)

= $1,073.00

Example 1 shows that you will receive a positive return on your Notes equal to the Average Reference Return multiplied by the Upside Participation Rate of 146.00% when the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is positive.

Example 2: The Final Basket Value is greater than or equal to the Buffer Value and the (Average Basket Level – Initial Basket Value) / Initial Basket Value is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Level – Initial Basket Value) / Initial Basket Value	-5.00%
Average Reference Return:	0.00%
Payment at Maturity:	$1,000.00

In this example, although the Average Reference Return is negative, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Average Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 0.00% × 146.00%)

= $1,000.00

Because the Average Reference Return is floored at zero, the Payment at Maturity would be $1,000.00 per $1,000 Principal Amount (a zero return) if the Final Basket Value is greater than or equal to the Buffer Value and the Average Reference Return is negative.

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Example 3: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is positive and, together with the Upside Participation Rate, offsets the negative Final Reference Return.

Average Reference Return:	10.00%
Final Reference Return:	-27.00%
Payment at Maturity:	$1,058.50

In this example, the Payment at Maturity would be $1,058.50 per $1,000 Principal Amount, calculated as follows:

$1,000 + $1,000 × [(a) (Final Reference Return + 20%) × Downside Leverage Factor + (b) (Average Reference
Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-27% + 20%) × 125% + (b) (10.00% × 146.00%)]

= $1,058.50

Example 3 shows that when the Final Basket Value is less than the Buffer Value, you will receive a positive return on your Notes only if the sum of the Final Reference Return and 20% can be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 4: The Final Basket Value is less than the Buffer Value, but the Average Reference Return is positive, but not enough to offset, together with the Upside Participation Rate, the negative Final Reference Return.

Average Reference Return:	5.00%
Final Reference Return:	-35.00%
Payment at Maturity:	$885.50

In this example, the Payment at Maturity would be $885.50 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + $1,000 × [(a) (Final Reference Return + 20%) × Downside Leverage Factor + (b) (Average Reference
Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-35% + 20%) × 125% + (b) (5.00% × 146.00%)]

= $885.50

Example 4 shows that when the Final Basket Value is less than the Buffer Value, you will lose some of the Principal Amount if the sum of the Final Reference Return and 20% cannot be offset by the Average Reference Return multiplied by the Upside Participation Rate.

Example 5: The Final Basket Value is less than the Buffer Value and the (Average Basket Level – Initial Basket Value) / Initial Basket Value is -5%, and therefore the Average Reference Return is floored at 0%.

(Average Basket Level – Initial Basket Value) / Initial Basket Value	-5.00%
Average Reference Return:	0.00%
Final Reference Return:	-50.00%
Payment at Maturity:	$625.00

In this example, the Payment at Maturity would be $625.00 per $1,000 Principal Amount of the Notes, calculated as follows:

$1,000 + $1,000 × [(a) (Final Reference Return + 20%) × Downside Leverage Factor + (b) (Average Reference
Return x Upside Participation Rate)]

= $1,000 + [$1,000 × (a) (-50% + 20%) × 125% + (b) (0.00% × 146.00%)]

= $625.00

Example 5 shows that you are exposed on a 1.25-to-1 basis to declines in the value of the Reference Asset beyond -20% as of the Final Valuation Date, if the Average Reference Return is less than or equal to zero. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

PS-11

Information relating to the reference asset and the reference asset Components

Hypothetical Information About the Reference Asset

The following graph illustrates the hypothetical daily historical performance of the Reference Asset from June 28, 2009 through June 28, 2019 based on information from the Bloomberg Professional® service (“Bloomberg”), if the value of the Reference Asset were set to equal 100 on June 28, 2009. The hypothetical historical performance reflects the performance the Reference Asset would have exhibited based on the actual historical performance of the Reference Asset Components. Neither the hypothetical historical performance of the Reference Asset nor the actual historical performance of the Reference Asset Components should be taken as indications of future performance.

We cannot give you assurance that the performance of the Reference Asset will result in the return of your initial investment. All payments on the Notes are subject to the credit risk of HSBC.

PS-12

The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of June 28, 2019 were: Information Technology, Health Care, Financials, Consumer Discretionary and Communication Services.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from June 28, 2009 through June 28, 2019. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any of the quarterly Observation Dates, including the Final Valuation Date.

The S&P MidCap 400® Index

Description of the MID

The MID is comprised of 400 companies with mid-sized market capitalizations ranging from $2.4 billion to $8.2 billion. The calculation of the value of the MID is based on the relative value of the aggregate market value of the common stocks of 400 companies as of a particular time compared to the aggregate average market value of the common stocks of 400 similar companies during the base period of June 28, 1991.

The top 5 industry groups by market capitalization as of June 28, 2019 were: Financials, Industrials, Information Technology, Consumer Discretionary and Real Estate.

For more information about the MID, see “The S&P MidCap 400® Index” on page S-51 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the MID

The following graph sets forth the historical performance of the MID based on the daily historical closing levels from June 28, 2009 through June 28, 2019. We obtained the closing levels below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical levels of the MID should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the MID on any of the quarterly Observation Dates, including the Final Valuation Date.

PS-13

The iShares® MSCI EAFE ETF

Description of the EFA

The EFA seeks to track the investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index, which is the underlying index of the EFA. The MSCI EAFE® Index is intended to measure equity market performance of developed markets outside of the U.S. and Canada. As of May 31, 2019, the MSCI EAFE® Index consisted of companies from the following developed countries or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. The shares of the EFA are listed and trade on the NYSE Arca under the ticker symbol “EFA.”

For more information about the EFA, see “The iShares® MSCI EAFE ETF” beginning on page S-24 of the accompanying ETF Underlying Supplement.

Historical Performance of the EFA

The following graph sets forth the historical performance of the EFA based on the daily historical closing prices from June 28, 2009 through June 28, 2019. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical prices of the EFA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EFA on any of the quarterly Observation Dates, including the Final Valuation Date.

The iShares® Russell 2000 ETF

Description of the IWM

General

We have derived all information contained in this document regarding the iShares® Russell 2000 ETF (the “IWM”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares, Inc. (iShares). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information.

The IWM is an investment portfolio maintained and managed by iShares and advised by BlackRock Fund Advisors (“BFA”). iShares is a registered investment company that consists of numerous separate investment portfolios, including the IWM. The returns of the IWM may be affected by certain management fees and other expenses, which are detailed in its prospectus. The shares of the IWM are listed and trade on the NYSE Arca, Inc. under the ticker symbol “IWM.”

Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this document. Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. As a prospective purchaser, you should undertake an independent investigation of the IWM as in your judgment is appropriate to make an informed decision with respect to an investment linked to the IWM.

Investment Objective and Strategy

The IWM seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the small capitalization sector of the U.S. equity market as measured by the Russell 2000® Index (the “RTY”). The RTY was developed by FTSE Russell (“Russell”) as an equity benchmark representing the approximately 2,000 smallest companies in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

Representative Sampling

The IWM pursues a “representative sampling” strategy in attempting to track the performance of the RTY, meaning the IWM invests in a representative sample of securities that collectively has an investment profile similar to the RTY. Securities selected

PS-14

are expected to have aggregate investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the RTY.

The IWM generally invests at least 90% of its assets in securities of the RTY and in depositary receipts representing securities of the RTY. The IWM may invest the remainder of its assets in certain futures, options and swap contracts, cash and cash equivalents, including money market funds advised by BFA or its affiliates, as well as in securities not included in the RTY, but which BFA believes will help the IWM track the RTY.

Correlation

The RTY is a theoretical financial calculation, while the IWM is an actual investment portfolio. The performance of the IWM and the RTY will vary somewhat due to fees and expenses, transaction costs, un-invested cash, timing variances, and actions taken by the fund to maintain certain regulatory or tax treatments among other causes. The divergence between IWM’s performance and the RTY is called “tracking error.” The divergence between IWM’s performance and the RTY is called “tracking error.” The IWM, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication strategy. Replication is a strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the RTY.

Industry Concentration Policy

The IWM will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the RTY is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities), repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Description of the Russell 2000® Index

The Russell 2000® Index (the “RTY”) is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market. For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the IWM

The following graph sets forth the historical performance of the IWM based on the daily historical closing prices from June 28, 2009 through June 28, 2019. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical prices of the IWM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the IWM on any of the quarterly Observation Dates, including the Final Valuation Date.

PS-15

The iShares® U.S. Real Estate ETF

Description of the IYR

The IYR seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index, which is the underlying index of the IYR. The Dow Jones U.S. Real Estate IndexSM is a float-adjusted market capitalization-weighted real-time index that provides a broad measure of the performance of the real estate sector of the U.S. securities market. The shares of the IYR are listed and trade on the NYSE Arca under the ticker symbol “IYR.”

For more information about the IYR, see “The iShares® U.S. Real Estate ETF” on page S-27 of the accompanying ETF Underlying Supplement.

Historical Performance of the IYR

The following graph sets forth the historical performance of the IYR based on the daily historical closing prices from January 28, 2009 through June 28, 2019. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical prices of the IYR should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the IYR on the Final Valuation Date.

The iShares® MSCI Emerging Markets Index ETF

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which is the underlying index of the EEM. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of May 31, 2019, the MSCI Emerging Markets Index consisted of the following component country indices: Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM.”

For more information about the EEM, see “The iShares® MSCI Emerging Markets ETF” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from June 28, 2009 through June 28, 2019. We obtained the closing prices below from Bloomberg. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from Bloomberg.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on any of the quarterly Observation Dates, including the Final Valuation Date.

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events of default and acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this document. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Average Reference Return and the Final Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of that Reference Asset Component’s relevant values will be made on that date, irrespective of the existence of a Market Disruption Event with respect to another Reference Asset Component occurring on that date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public set forth on the cover page of this document, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. has offered the Notes at the price to public set forth on the cover page of this document. Neither HSBC Securities (USA) Inc. or any of its affiliates will pay any underwriting discount in connection with the distribution of the notes.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. Federal Income Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of EEM, EFA, IWY, and IYR (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for

PS-17

the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the relevant Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the relevant Underlying Shares at fair market value on the Original Issue Date of such Note for an amount equal to the “issue price” of the Note allocable to the relevant Underlying Shares and, upon the date of sale, exchange or maturity of the Note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the relevant Underlying Shares over the term of the Note). Accordingly, it is possible that all or a portion of any gain upon maturity, sale or exchange of a Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether a Reference Asset Component or any of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Asset Component or one or more of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset Components and the entities whose stock is included in, or owned by, the Reference Asset Components, as the case may be, and consult your tax advisor regarding the possible consequences to you if a Reference Asset Component or one or more of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset Components or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset Components or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

VALIDITY OF THE NOTES

In the opinion of Mayer Brown LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated February 26, 2018, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 1, 2018, which has been filed as Exhibit 5.4 to the Issuer’s registration statement on Form S-3 dated February 26, 2018.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$5,000,000

Enhanced Averaging Buffered

Notes

June 28, 2019

Pricing Supplement

Pricing Supplement
General	PS-4
Payment at Maturity	PS-4
Investor Suitability	PS-5
Risk Factors	PS-6
Illustrative Examples	PS-10
Information Relating to the Reference Asset and the Reference Asset Components	PS-12
Events of Default and Acceleration	PS-17
Supplemental Plan of Distribution (Conflicts of Interest)	PS-17
U.S. Federal Income Tax Considerations	PS-17
Validity of the Notes	PS-18

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial Average® ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58